SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
         Pursuant to Section 13 or 15 (d) of the Securities Act of 1934



Date of Report (Date of earliest reported)   January 31, 2003
                                          -----------------------------------


                       CHUGACH ELECTRIC ASSOCIATION, INC.
             (Exact name of registrant as specified in its charter)



          Alaska                        33-42125                92-0014224
(State or Other Jurisdiction        (Commission File           (IRS Employer
     of Incorporation)                   Number)             Identification No.)



5601 Minnesota Drive, Anchorage, Alaska                            99518
(Address of Principal's Executive Offices)                      (Zip Code)

Registrant's telephone number, including area code:            (907) 563-7494



                                      None
         (Former Name or Former Address, if Changed Since Last Report)



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Item 5.  Other Events

On February 6, 2003, Chugach Electric Association, Inc. (Chugach) received Order No. 26, "Order Determining Revenue Requirement and Rate Design Issues and Requiring Filings" in Docket U-01-108, "In the Matter of the Tariff Revision, Designated as TA226-8, Filed by CHUGACH ELECTRIC ASSOCIATION, INC., for a Rate Increase and Rate Redesign," from the Regulatory Commission of Alaska (RCA).

Chugach filed a general rate case on July 10, 2001, based on the 2000 test year, requesting a permanent base rate increase of 6.5%, and an interim base rate increase of 4.0%. On September 5, 2001, the RCA granted a 1.6% interim increase effective September 14, 2001. Chugach filed a petition for reconsideration and on October 25, 2001, the RCA revised its Interim Approval to permit Chugach to collect an interim base rate increase of 3.97%. The additional rate increase was implemented on November 1, 2001. The interim rate increase was based on a normalized (adjusted for recurring expenses) test year and a system ratemaking Times Interest Earned Ratio (TIER) of 1.35.

In its filing with the RCA, Chugach proposed that margins be calculated using a rate base/rate of return methodology rather than the TIER methodology previously used. The request to change from the TIER-based methodology to the return-on-rate-base methodology would not have any material adverse effect on future ratemaking or on Chugach's ability to service its outstanding indebtedness.

As anticipated in Chugach's July 2001 original filing, on April 15, 2002, Chugach submitted a filing with the RCA to update certain known and measurable costs and savings that had occurred outside the 2000 Test Year. In the updated filing, Chugach reduced its base rate increase request from 6.5% to 5.7%, or approximately $0.9 million in the revenue requirement on a system basis. The revised filing also reflected an increase in depreciation expense of approximately $1.5 million due to the completion of the Beluga Unit 7 re-powering project and a reduction in annualized interest expense of $2.4 million due to Chugach's recent refinancings. In this revised filing, Chugach continued to request $11.9 million in margins. As a result of reduced interest costs, Chugach's supplemental filing would have yielded an equivalent system TIER of 1.47.

The RCA hearing on Chugach's proposed rates took place in November and December of 2002, concluding on December 13, 2002. The RCA issued an order dated January 31, 2003, on February 6, 2003.

The Order resolved several issues in Chugach's favor:

o The RCA rejected intervenor mismanagement allegations regarding re-powering of Beluga Units 6, 7 and Cooper Lake Power Plant (CLPP) overhaul and polychlorinated biphenyl (PCB) remediation.

o The RCA accepted Chugach's rate lock cost amortization and did not question other refinancing activities.

o The RCA approved the 1999 depreciation study, in part, and allowed implementation of remaining life depreciation methodology.

o        The RCA approved recovery of rate lock and CLPP remediation expenses.

The Order contains several adjustments not in Chugach's favor:

o The RCA required Chugach to continue using TIER in calculating return levels.

o The RCA adjusted Chugach's system overall TIER downwards from 1.35 to 1.30, a difference of approximately $1.3 million in margins based on the 2000 test year and would have similar impacts in subsequent years. Chugach had requested that its permanent rates in this case be established with an effective TIER of 1.47, or a difference of approximately $4 million in margins based on the 2000 test year between the now-authorized TIER of 1.30.

o The RCA required Chugach to treat Allowance for Funds Used During Construction/Interest During Construction (AFUDC / IDC) as a reduction to long-term interest expense, which reduces the revenue requirement by approximately $1.2 million. With the required AFUDC/IDC adjustment alone, Chugach's effective TIER would be below a 1.30.

o The RCA required a 1.8 percentage point interest rate reduction (from 3.8% to 2%) on Chugach's $60.0 million of variable debt, which equates to a revenue requirement reduction of approximately $1.1 million.

o Chugach's overall Depreciation Study was approved, although the RCA did require approximately $0.7 million in downward adjustments, primarily related to Bernice Lake Units 2 - 4 and Chugach's North Submarine Cable field. This reduction in the revenue requirement will match Chugach's reduction in depreciation expense, resulting in a net effect of zero to margins in subsequent years.

Chugach's analysis of the financial impact of the Order is still preliminary. There are several outstanding questions regarding interpretation of the Order that have not yet been clarified. However, based upon this preliminary analysis, the Order would require the following:

o A refund of revenues collected in 2001 of approximately $1.1 million and in revenues collected in 2002 of approximately $6.0 million, which would result in a net operating loss of $2 million in 2002. Under the Order, Chugach's financial performance for 2002 would fall below the
         1.10 level contained in the Rate Covenant in its currently effective indenture. In accordance with the Rate Covenant, Chugach is taking the actions described below to promptly address this margin shortfall.

o        A reduction in estimated 2003 revenues of approximately $6.0 million.
         Chugach has calculated, that based on the budgeted revenues and expenditures, under Order 26, Chugach may have insufficient margins over interest in 2003 to comply with the requirements of the Rate Covenant in its bond indenture. Chugach is taking the actions described below to promptly address this margin shortfall.

On February 13, 2003, Chugach filed a Motion with the RCA asking the RCA to stay the effect of its Order until after the RCA considers Chugach's Petition for Reconsideration of Order 26.

On February 18, 2003, the RCA granted in part Chugach's motion for stay. Specifically, the RCA stayed until further order of the RCA Ordering Paragraph 1, of Order U-01-108(26) which states "Chugach's rates will be established on the basis of the 2000 test year revenue requirement recomputed in accordance with our decisions set out in the body of this Order." The RCA also stayed two other obligations until further order of the Commission pertaining to filing tariff sheets and a recalculated Cost of Power Adjustment Base Cost of Power. The RCA also allowed a one-week extension until February 28, 2003 to comply with ordering paragraphs 2 and 3 which require Chugach to recalculate its revenue requirement and cost-of-service studies reflecting the impact of Order U-01-108(26) on Chugach's rates. The RCA also extended the time to file Petitions for Reconsideration of Order U-01-108(26) one week to February 28, 2003. Chugach intends to file the Petition for Reconsideration with the RCA on or before February 28, 2003.

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




Date: February 19, 2003                      CHUGACH ELECTRIC ASSOCIATION, INC.




                                             By: /s/ Evan J. Griffith
                                                     Evan J. Griffith
                                                     General Manager